Exhibit 99.1

GOLDEN GATE PAPER COMPANY, INC.

CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2014 and 2013

CONTENTS

Condensed Balance Sheets	2

Condensed Statements of Income	3

Condensed Statements of Cash Flows	4

Notes to Condensed Financial Statements	5

GOLDEN GATE PAPER COMPANY, INC.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Derived from
		audited financial
		statements)
Assets
Current assets:
Cash	$3,105,504	$1,779,215
Accounts receivable, net of allowance of $99,146	1,969,043	1,795,899
Accounts receivable - parent company	431,550	351,294
Other current assets	1,890	1,890
Deferred income taxes	105,460	176,175

Total current assets	5,613,447	4,104,473

Website design, net of accumulated amortization of $8,122 and $7,912 as of 2014 and 2013, respectively	628	838

Total assets	$5,614,075	$4,105,311

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$399,210	$303,925
Accounts payable - parent company	4,822,813	3,520,275
Accrued liabilities	9,529	8,525

Total current liabilities	5,231,552	3,832,725

Stockholder’s equity:
Common stock, no par value; 1,000,000 shares authorized, 700,000 shares issued and outstanding	597,116	597,116
Accumulated deficit	(214,593)	(324,530)

Total stockholder’s equity	382,523	272,586

Total liabilities and stockholder’s equity	$5,614,075	$4,105,311

See notes to condensed financial statements.

GOLDEN GATE PAPER COMPANY, INC.

CONDENSED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
	March 31,
	2014	2013

Net sales	$9,331,991	$6,609,246
Cost of sales	8,929,847	6,290,457

Gross profit	402,144	318,789

Selling, general and administrative expenses	217,065	171,678

Income before income taxes	185,079	147,111

Provision for income taxes:
Current	4,427	4,051
Deferred	70,715	55,676

	75,142	59,727

Net income	$109,937	$87,384

See notes to condensed financial statements.

GOLDEN GATE PAPER COMPANY, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
	March 31,
	2014	2013
Cash Flows from Operating Activities
Net income	$109,937	$87,384
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense	210	239
Deferred income tax provision	70,715	55,676
Changes in operating assets and liabilities:
Accounts receivable	(173,144)	(383,669)
Accounts receivable - parent company	(80,256)	(4,892)
Accounts payable	95,285	(11,653)
Accounts payable - parent company	1,302,538	749,185
Accrued liabilities	1,004	1,050

Net cash provided by operating activities	1,326,289	493,320

Cash, beginning of period	1,779,215	850,368

Cash, end of period	$3,105,504	$1,343,688

Supplemental Disclosure
Income taxes paid	$4,427	$—

See notes to condensed financial statements.

GOLDEN GATE PAPER COMPANY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

March 31, 2014 and 2013

(Unaudited)

Note 1 — Description of Business and Basis of Presentation

Organization and business

Golden Gate Paper Company, Inc. (the Company or Golden Gate), incorporated in California in 2009, functions as the United States (U.S.) distributor of paper products manufactured by Fabrica de Papel San Francisco, S.A. de C.V. (Fabrica or the Parent) at its facility in Mexicali, Baja California, Mexico.  Fapsa Tissue, USA, LLC, a wholly owned subsidiary of Fabrica, is the sole stockholder of the Company.

The Company’s paper products include “at home” bathroom tissue, napkins and paper towel products sold to U.S. retailers as well as “away from home” janitorial and food service paper products sold to U.S. distributers.  Its products are marketed as either private label or under various brand names. The Company also re-sells recyclable waste paper acquired in the U.S. to Fabrica.

Basis of presentation

The accompanying unaudited financial information of the Company has been prepared in accordance with Financial Accounting Standards Board Accounting Standards Codification 270 Interim Reporting.  Management of the Company believes that all adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for the periods have been included.  All such adjustments are of a normal recurring nature.

Certain amounts and disclosures have been condensed or omitted from these financial statements.  Therefore, these financial statements should be read in conjunction with the Company’s December 31, 2013 audited financial statements and related notes thereto.

The preparation of condensed financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Actual results may differ materially from these estimates. Operating results for the three months ended March 31, 2014, may not be indicative of the results that may be expected for the year ending December 31, 2014, or any future periods.

Note 2 — Net Sales

Net sales and cost of sales consisted of the following for the three months ended:

	March 31, 2014
	Paper	Waste
	Products	Paper	Total

Net sales	$8,372,838	$959,153	$9,331,991
Cost of sales	8,083,809	846,038	8,929,847

Gross profit	$289,029	$113,115	$402,144

	March 31, 2013
	Paper	Waste
	Products	Paper	Total

Net sales	$5,589,356	$1,019,890	$6,609,246
Cost of sales	5,386,067	904,390	6,290,457

Gross profit	$203,289	$115,500	$318,789

Customer discounts, promotions and other pricing allowances of $366,910 and $227,992 for the three months ending March 31, 2014 and 2013, respectively, are offset to net sales.

Note 3 — Major Customers, Suppliers and Concentration of Credit Risk

In the three months ended March 31, 2014, two unaffiliated customers accounted for approximately 30% of net sales and approximately 22% of accounts receivable.  In the three months ended March 31, 2013, one unaffiliated customer accounted for approximately 18% of net sales and approximately 6% of accounts receivable.

The Company purchases recyclable waste paper from a single U.S. vendor and re-sells the product to Fabrica.  The waste paper sales accounted for approximately 10% and 15% of net sales for the three months ended March 31, 2014 and 2013, respectively.  Waste paper purchases accounted for approximately 9% and 14% of cost of sales for the three months ended March 31, 2014 and 2013, respectively.

The Company maintains its cash in several accounts at financial institutions which are insured by the Federal Deposit Insurance Corporation (the FDIC).  At times, cash balances may be in excess of FDIC insurance limits.

Note 4 — Parent Company Transactions

Under a supply agreement, Fabrica manufactures tissue products for the Company and ships the finished products directly to the Company’s U.S. customers.  Purchases of tissue products from Fabrica totaled $8,083,809 and $5,386,067 for the three-month period ended March 31, 2014 and 2013, respectively, and are recorded in cost of sales.  In addition, as disclosed in Note 3, all the Company’s waste paper sales are to Fabrica.

Note 5 — Income Taxes

Deferred income taxes consist of the following as of:

	March 31,	December 31,
	2014	2013

Federal and state net operating loss carryforwards	$62,411	$133,126
Allowance for doubtful accounts	39,460	39,460
Other	3,589	3,589

	$105,460	$176,175

The Company had available at March 31, 2014, approximately $263,000 in net operating loss carryforwards that may be applied against future taxable income.  The net operating loss carryforwards expire beginning in 2019.

The effective tax rate of approximately 41% for the three-month periods ending March 31, 2014 and 2013, differ from the federal statutory rate of 34% primarily due to state income taxes.

Note 6 — Subsequent Event — Sale of Paper Products Business

As explained below, subsequent to December 31, 2013, Fabrica entered into a series of transactions which effectively transferred the rights to supply its U.S. market business to Orchids Paper Products Company.

Fabrica entered into a supply agreement with Elgin Finance & Investment Corp. (Elgin).  The agreement provided Elgin the exclusive right to supply Fabrica’s U.S. business.

On May 5, 2014, Fabrica entered into an asset purchase agreement with Orchids Paper Products Company and its wholly owned subsidiary (Orchids).  Pursuant to the terms of the agreement, in exchange for 411,650 shares of Orchid’s common stock valued at approximately $12 million, Fabrica sold to Orchids the following assets upon the transaction close on June 3, 2014:

•                  Fabrica’s U.S. customer list, open purchase orders at closing with those customers and certain customer contracts representing all of Golden Gate’s paper products customers.

•                  Exclusive rights to certain of Golden Gate’s trademarks in the U.S.

•                  Fabrica’s and its affiliates’ (including Golden Gate’s) covenant not to compete in the U.S.

•                  Certain manufacturing equipment owned by Fabrica consisting of a paper machine, two converting lines and all related components and ancillary items.

Concurrently with the closing of the asset purchase agreement, Orchids paid Elgin total consideration of $24.7 million, consisting of $16.7 million in cash and 274,433 shares of Orchids common stock valued at $8 million in exchange for the assignment to Orchids of Elgin’s supply agreement with Fabrica.  Upon assignment to Orchids, the supply agreement was cancelled.

As contemplated in the asset purchase agreement, upon closing of the transaction Orchids and Fabrica signed a new supply agreement whereby Fabrica will supply Orchids with up to 18,000 metric tons of paper products each year at average cost with an option for Orchids to purchase an additional 7,000 metric tons at a price that results in the converted product being shared equally between Fabrica and Orchids.  The agreement has an initial term of 20 years; thereafter, the agreement shall continue until terminated by either party upon 90-days written notice.  The agreement may be terminated earlier upon certain conditions, which may result in Fabrica being responsible for liquidating damages to Orchids ranging from $20 million to $100 million.

In addition, Orchids and Fabrica entered into an agreement to lease back to Fabrica the manufacturing assets sold in the asset purchase agreement.  The rental fee will be based upon the number of metric tons shipped by Fabrica to Orchids, subject to annual adjustment based on the calculation of the annual purchase price in the Orchids supply agreement.  The lease agreement term runs concurrently with the supply agreement.  Under the agreement, Orchids has a put option to sell the equipment back to Fabrica for $12 million upon the termination of the lease.

The following represents the book value of the manufacturing equipment sold as recorded by Fabrica in its December 31, 2013, financial statements:

	Gross	Accumulated	Net	Net
	Book Value	Depreciation	Book Value	Book Value
	(pesos)	(pesos)	(pesos)	(U.S. dollars)

Manufacturing equipment	$31,145,294	$(23,332,149)	$7,813,145	$597,495

The book value is presented on the basis of accounting as prescribed by the Mexican Financial Reporting Standards.  The book value includes restatements for the effects of inflation on purchases made through December 31, 2007, and certain expenditures for improvements to the equipment have been expensed which would have been capitalized under U.S. Generally Accepted Accounting Principles.  The net book value was converted to U.S. dollars using the exchange rate in effect at December 31, 2013, of 13.0765 pesos per U.S. dollar.